Exhibit 99.1
Macquarie Infrastructure Company LLC 125 W. 55th Street New York, NY 10019 USA

Media Release

MACQUARIE INFRASTRUCTURE COMPANY REPORTS

SECOND QUARTER 2008 FINANCIAL RESULTS

•	Airport Services Performs Well Despite Economic Slowdown

•	Estimated Cash Available for Distribution Increases, Exceeds Dividend

•	Quarterly Dividend of $0.645 Per Share Maintained

New York, NY - August 7, 2008 - Macquarie Infrastructure Company (NYSE: MIC), a market leader in the ownership and operation of U.S. infrastructure businesses, today reported its second quarter and year to date financial results.

Results included steady performance by MIC’s airport services business, driven by successful acquisitions completed in 2007 and 2008, partially offset by a same-store decline in the volume of jet fuel sold and interest on higher debt balances. The Company’s investment in a bulk liquid storage terminal business, as well as owned gas production and distribution and district energy businesses, performed as expected. MIC’s smallest business, airport parking, continued to underperform in the wake of slowing commercial air travel in the U.S.

Consolidated gross profit increased 43% to $108.1 million in the second quarter from $75.8 million in the second quarter of 2007. Gross profit, or revenue less costs of goods sold/sales, removes the volatility in revenue associated with expenses that are typically passed through to customers by infrastructure businesses.

MIC’s estimated Cash Available for Distribution (“CAD”) for the second quarter increased to $29.3 million, or $0.65 per share, from the $24.3 million, or $0.56 per share, generated in the comparable quarter in 2007. For the six month period, CAD increased 15% to $60.1 million from $52.4 million in the first half of 2007. The Company uses CAD, a non-GAAP measure, to estimate its ability to sustain and increase its quarterly dividend.

“With half the year behind us and reasonable visibility into the performance of our businesses for the balance of the year, we are able to refine our guidance for CAD for the full year,” said Peter Stokes, Chief Executive Officer of Macquarie Infrastructure Company. “We now expect that our businesses will generate a full year increase in CAD in a range of between 10% and 15% higher than 2007, or $116.0 to $121.0 million.” The Company had previously said that it expected full-year CAD to be in a range of between $114.0 and $128.0 million.

MIC will pay a cash dividend of $0.645 per share for the second quarter of 2008. The payment represents a 6.6% increase over the dividend paid in the second quarter of 2007 and is the same per share amount as paid in the first quarter of 2008. Shareholders of record on September 4, 2008 will receive the payment on September 11, 2008.

ESTIMATED CASH AVAILABLE FOR DISTRIBUTION

The Company believes that it can provide better insight into its ability to support its distributions by making certain adjustments to its “as reported” results. Financial results under Generally Accepted Accounting Principles (“GAAP”) alone do not reflect all of the items that management considers in estimating distributable cash.

The table below summarizes MIC’s estimated cash available for distribution, beginning with cash from operations and adjusted for certain dividend income and cash expenditures for the quarter and year to date ended June 30.
	Year to Date	Quarter Ended
($ Millions)	30-Jun-08	30-Jun-08

Cash from operations	$48.6	$34.5

Working capital	$4.4	$(2.4)

Cash from operations adjustments	$3.2	$(2.0)

Cash from investing and financing activities	$3.9	$(0.8)

Estimated Cash Available for Distribution	$60.1	$29.3

MIC’s consolidated cash from operations increased to $34.5 million in the second quarter of 2008 from $24.9 million in the second quarter of 2007. Year to date, cash from operating activities decreased to $48.6 million, or by 7%, from $52.5 million generated in the first half of 2007. Cash from operating activities is the starting point for the calculation of estimated CAD.

The primary drivers of the year over year decrease in cash from operating activities were a $4.4 million increase in working capital balances along with increased interest payments on higher debt balances. Working capital balances increased primarily as a result of higher accounts receivable stemming from higher fuel prices, not an aging of receivables. CAD is increased by the $4.4 million change in working capital since working capital effects are deemed temporary.

The decrease in cash from operations was partially offset by a larger portion of the $7.0 million quarterly dividend from the bulk liquid storage terminal business being recorded in cash from operations in 2008 compared to cash from investing in 2007.

Year to date cash from operations is increased by adjustments including the addition of $1.9 million of pre-funded (equity) integration expenses incurred in connection with acquisitions concluded in 2007 and $1.3 million of cash recoveries from an escrow related to the acquisition of the gas production and distribution business in 2006.

Estimated CAD for the half year includes a net $3.9 million in cash from investing and financing activities. The addition includes the $7.5 million portion of the dividend from the bulk liquid storage terminal business that is recorded in cash from investing activities, and subtracts primarily net cash capital expenditures of $3.4 million.

Estimated CAD exceeded the $29.0 million value of the dividend declared for the quarter by $0.3 million.

OPERATING BUSINESSES

MIC reports EBITDA and contribution margin, both non-GAAP financial measures, as it considers them to be important indicators of overall performance. The Company believes that EBITDA, net of non-cash and non-recurring items, also provides insight into the performance of its operating companies and their ability to generate distributable cash. The reporting of contribution margin by the gas production and distribution business provides additional insight into the performance of that business excluding changes in fuel prices that typically are recovered in revenue. The attached tables provide a reconciliation of EBITDA to net income, and contribution margin to revenue.

Airport Services

•	Performance Highlights

o
Gross profit generated by the Company’s airport services business was $88.0 million for the quarter. The 59% increase over the second quarter in 2007 was driven by acquisitions completed in 2007 and 2008. Gross profit excluding the acquisitions concluded in the prior 12 months decreased 1%.

o
At existing sites, the volume of jet fuel sold during the quarter declined 4% compared to the prior comparable quarter. The decline reverses volume growth in the first quarter and was partially offset in gross profit by flat average fuel margins and growth in non-fuel revenue including office and hangar rental income and ramp fees. Year to date the volume of jet fuel sold declined by 2% compared to the first half of 2007. Management attributes the decrease in the volume of fuel sold to a reduction in the level of business activity related to an overall slowing of the economy.

o
EBITDA for the quarter grew to $35.6 million; a 31% increase over the second quarter in 2007. Excluding acquisitions concluded in the prior 12 months, EBITDA decreased 9%. Excluding non-cash changes in the value of derivative instruments in the second quarters of 2007 and 2008, EBITDA would have increased by 37% for all locations and decreased by 5% at existing locations.

o
For the six month period ended June 30, 2008, the airport services business generated gross profit of $183.2 million and EBITDA of $76.0 million including all locations. Excluding non-cash losses on derivatives in both 2007 and 2008, EBITDA for the six months would have increased by 45%.

•	Update and Outlook

o
General aviation activity in the U.S. has slowed with the overall decline in economic activity. In addition, some competitors appear to be pursuing pricing strategies that may result in increased margin pressure. However, management of the airport services business believes that businesses and individuals using general aviation remain relatively insensitive to the price of jet fuel to this point, despite substantial year on year increases in the average price of jet fuel.

o
Management of the airport services business also believes that improved access to general aviation and the challenges facing commercial aviation have dampened the impact of the slowdown in the broader economy on the business.

o
General aviation aircraft manufacturers continue to report strong demand for new planes. New aircraft deliveries in the U.S. are expected to top 650 planes for the year and increase the size of the domestic fleet by about 3%.

o
Airport services negotiated renewals and/or extensions of leases at three locations including Charleston, SC, where the lease had been scheduled to expire later this year. The lease renewal and extensions increased the EBITDA-weighted average lease life across the portfolio by approximately six months to 18.3 years and obligated the business to invest an additional $3.5 million in facilities upgrades over the next several years.

Bulk Liquid Storage Terminal Business

•	Performance Highlights

o
The Company’s bulk liquid storage terminal business declared a dividend of $14.0 million, $7.0 million of which was payable to MIC, for the second quarter. MIC accrued the dividend at quarter-end and received the cash on July 25. As an owner of 50% of the business, MIC does not consolidate the financial results of the bulk liquid storage terminal business with those of its other businesses. MIC expects to receive a fixed dividend of $7.0 million each quarter through the end of 2008.

o
Terminal revenue increased to $72.9 million, or by 24%, in the second quarter of 2008 from $59.0 million in 2007. The increase was the result of higher average storage rates, an increase in rented storage capacity resulting from completion of tank construction projects and an acquisition completed in the fourth quarter of 2007 as well as higher throughput revenue. Terminal gross profit increased 31% over the second quarter in 2007.

o
The business recorded a non-cash gain of $18.0 million in the quarter on changes in the value of derivative instruments (interest rate hedges). The gain was the result of rising long-term interest rates in the second quarter and reversed a non-cash loss of $17.7 million incurred in the first quarter of 2008.

o
Cash flow from operations for the first half of 2008 decreased to $41.6 million from $43.8 million in the first half of 2007. The decrease was primarily the result of the timing of contributions to the business’ pension plan and a change in timing of accounts payable as well as higher interest expense associated with higher debt levels in 2008 compared to 2007.

o
Reported EBITDA for the second quarter increased to $47.6 million from $13.4 million in 2007. The second quarter of 2007 included a $12.6 million expense related to the refinancing of the business’ primary debt facility.

o
Through six months the bulk liquid storage terminal business generated gross profit and EBITDA of $70.7 million and $59.8 million, respectively, which were 24% and 45% higher than in the first six months of 2007. Excluding the unrealized gains on derivatives in both years, EBITDA would have increased by 62%.

•	Update and Outlook

o
The performance of the bulk liquid storage terminal business is expected to continue to improve as inflation escalators generate revenue growth from existing contracts and storage tanks and new facilities currently under construction become operational.

o
Approximately $478.4 million of growth capital expenditure commitments have been made by the business since the beginning of 2006 excluding $8.0 million of projects initiated prior to MIC’s investment. The capital projects are expected to generate an incremental increase in annual gross profit and EBITDA of $63.7 million when complete at the end of 2009. Projects initiated during the quarter include 1.8 million barrels of storage and related infrastructure that will be constructed at the business’ St. Rose, LA site at a cost of approximately $87.4 million.

o
The business expects to incur increased maintenance capital expenditures related to a mandated program of tank cleaning and inspections. Maintenance and environmental capital expenditures are expected to be approximately $50.0 million in 2008. The rate at which tanks are being cleaned and inspected has accelerated slightly compared to the first quarter. The expenditures are expected to decline as the number of tanks to be cleaned and inspected declines.

o
Beginning with the first quarter of 2009 and for all quarters thereafter, MIC will receive a dividend based on the cash flow generated by the bulk liquid storage terminal business rather than a fixed $7.0 million per quarter.

Gas Production and Distribution Business

•	Performance Highlights

o
The Company’s gas production and distribution business grew total contribution margin (revenue less cost of revenue) to $16.2 million, a 7% increase over the second quarter of 2007. The total amount of gas sold (utility and non-utility) during the second quarter declined by a volume weighted average of 3% versus the prior year driven in part by a lower level of economic activity related to a decline in tourism.

o	Revenue increases in both utility and non-utility operations were partially offset by higher product costs (feedstock and LPG) and higher operating expenses.

o
The business generated EBITDA of $6.9 million for the second quarter. Excluding non-cash gains and losses on derivative instruments in the current and prior comparable periods, EBITDA would have increased by approximately 11%.

o
For the first half of 2008 the gas production and distribution business generated growth in contribution margin of $1.9 million, or 6%, over the first half of 2007. Reported EBITDA increased by $1.0 million over 2007 to $13.9 million. Excluding non-cash losses on derivative instruments in both periods, EBITDA would have increased by 7%.

•	Update and Outlook

o
The fundamental drivers of continued growth in the gas production and distribution business are the rate of population increase and tourism in Hawaii. The state forecasts population growth of about 1% over the medium term. Tourist landings (arrivals by plane and ship) historically have tracked GDP growth (other than 2001- 2003 in the wake of the terrorist attacks of 9/11).

o
Management believes that rising energy costs and a downturn in the level of tourism have contributed to the decline in the volume of gas products consumed. The business is focused on offsetting some or all of the declines through effective marketing of its synthetic natural gas and liquefied petroleum gas products as efficient and cost effective relative to other fuel/power sources.

o
On August 4 the business filed a rate case with the Hawaii Public Utilities Commission seeking to increase regulated (utility) gas rates. This is the first rate increase request in nearly eight years. Overall, the business is seeking an increase of 8.4 percent, or $12.5 million per year. Any increase approved by the PUC is not expected to appear on bills until mid-2009.

District Energy Business

•	Performance Highlights

o
Gross profit in the Company’s district energy business increased to $4.7 million for the second quarter, or by 5% over the same period in 2007. EBITDA for the quarter also increased by 5% to $5.4 million.

o	Capacity revenue grew with the step-up in inflation-linked rate escalators. A cooler second quarter compared to the second quarter of 2007 resulted in a decrease in consumption revenue.

o	Interest expense increased relative to the second quarter of 2007 with the refinancing and increase in the size of the business’ debt facility in September 2007.

o	Year to date, the business generated an increase in gross profit of approximately 2%. EBITDA was relatively unchanged, year over year.

•	Update and Outlook

o	The Company expects continued stable performance from its district energy business, assuming a historically normal level of demand for cooling during the summer of 2008.

o	The business signed a contract with an additional customer during the quarter and will provide approximately 700 tons of cooling to that customer beginning in 2009.

o
The City Council in Chicago approved an extension of the business’ Use Agreement from 2020 through 2040. The Use Agreement gives the district energy business the authority to install and operate its pipe network beneath the streets of Chicago.

Airport Parking Business

•	Performance Highlights

o
Gross profit at the Company’s airport parking business, its smallest business, decreased 25% to $4.1 million in the second quarter of 2008 compared with second quarter in 2007. EBITDA decreased by $1.4 million to $2.8 million.

o
An increase in average overnight occupancy was offset by a decrease in average ticket size and the total number of vehicles exiting. The decline in parking activity is consistent with the overall decline in enplanements stemming from reductions in airline capacity and carrier bankruptcies in the commercial airport markets in which we operate.

o	Interest expense in the second quarter declined year over year as lower interest rates brought costs down on the $58.7 million of debt with a rate cap of 4.48%.

o	Selling, general and administrative costs were higher primarily due to an accrued $583,000 expense for a state sales tax assessment. The matter was settled in July.

o	For the six months ended June 30, EBITDA decreased to $5.3 million from $8.3 million in 2007. Excluding unrealized gains on derivative instruments in both years, EBITDA would have declined by 38%.

•	Update and Outlook

o
Revenue generated in the airport parking business is closely correlated with the rate of commercial airline enplanements. Higher fuel prices and ticket costs, as well as a reduction in the number of commercial flights in the second quarter, have caused enplanement numbers to decline during 2008 versus 2007. As a result, revenue generated by the airport parking business declined in the second quarter, reversing the positive trend reported in the first quarter.

o
Revised expectations of enplanement growth and the subsequent revision of cashflow projections triggered an impairment analysis during the quarter. The analysis concluded that no impairment of goodwill or other intangibles existed. Should conditions in the air travel industry and therefore the airport parking business continue or worsen, writedowns of goodwill or other intangibles may be required.

o
Heightened price sensitivity among airline passengers has led to an increase in the percentage of customers using the business’ self-park option. In general this trend will have a negative impact on margin. To offset the lower margins, management is implementing price increases for self-parking in those markets where demand has been strongest.

o
In July, the business acquired a self-park facility in Newark, NJ adjacent to the Newark International Airport. The acquisition strengthens the business’ position in what historically has been a strong market overall.

CONFERENCE CALL AND WEBCAST

When: Management has scheduled a conference call for 11:00 a.m. Eastern Daylight Time on Thursday, August 7, 2008 to review the Company’s results.

How: To listen to the conference call please dial +1(877) 627-6565 (domestic) or +1(719) 325-4867 (international) at least 10 minutes prior to the scheduled start time. Interested parties can also listen to a live webcast of the call. The webcast will be accessible via the Company’s website at www.macquarie.com/mic. Please allow extra time prior to the call to visit the site and download the necessary software to listen to the webcast.

Slides: The Company will prepare slides in support of its conference call presentation. The slides will be available for downloading from the Company website the morning of August 7, 2008 prior to the conference call. A link to the slides will be located in the “Events” section of the MIC homepage.

Replay: For interested individuals unable to participate in the conference call, a replay will be available after 2:00 p.m. on August 7, 2008 through August 21, 2008, at +1(888) 203-1112 (domestic) or +1(719) 457-0820 (international), Passcode: 1440560. An online archive of the webcast will be available on the Company’s website for one year following the call.

ABOUT MACQUARIE INFRASTRUCTURE COMPANY

Macquarie Infrastructure Company owns, operates and invests in a diversified group of infrastructure businesses, which provide basic, everyday services, to customers in the United States. Its businesses consist of an airport services business, a 50% indirect interest in a bulk liquid storage terminal business, a gas production and distribution business, a district energy business, and an airport parking business. The Company is managed by a wholly-owned subsidiary of the Macquarie Group. For additional information, please visit the Macquarie Infrastructure Company website at WWW.MACQUARIE.COM/MIC.

FORWARD LOOKING STATEMENTS

This filing contains forward-looking statements. We may, in some cases, use words such as "project”, "believe”, "anticipate”, "plan”, "expect”, "estimate”, "intend”, "should”, "would”, "could”, "potentially”, or "may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this report are subject to a number of risks and uncertainties, some of which are beyond our control including, among other things: our ability to successfully integrate and manage acquired businesses, retain or replace qualified employees, manage growth, make and finance future acquisitions, service, comply with the terms of and refinance debt, and implement our strategy, our shared decision-making with co-investors over investments including the distribution of dividends, our regulatory environment establishing rate structures and monitoring quality of service, changes in general economic or business conditions, demographic trends, the political environment, the economy, tourism, construction and transportation costs, air travel, automobile usage, fuel and gas costs, our ability to recover increases in costs from customers, reliance on sole or limited source suppliers, foreign exchange fluctuations, risks or conflicts of interests involving our relationship with the Macquarie Group, environmental risks and changes in U.S. federal tax law.

Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which we are not currently aware could also cause our actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

“Macquarie Group” refers to the Macquarie Group of companies, which comprises Macquarie Group Limited and its worldwide subsidiaries and affiliates. Macquarie Infrastructure Company LLC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Company LLC. MIC-G

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investor enquiries Jay A. Davis Investor Relations Macquarie Infrastructure Company (212) 231-1825	Media enquiries Alex Doughty Corporate Communications Macquarie Infrastructure Company (212) 231-1710

MACQUARIE INFRASTRUCTURE COMPANY LLC
CONSOLIDATED BALANCE SHEETS
($ in thousands, except share data)

	June 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$46,460	$57,473
Restricted cash	1,601	1,335
Accounts receivable, less allowance for doubtful accounts
of $1,919 and $2,380, respectively	104,329	94,541
Dividends receivable	7,000	7,000
Other receivables	42	445
Inventories	21,888	18,219
Prepaid expenses	6,209	10,418
Deferred income taxes	9,330	9,330
Land - available for sale	5,965	-
Other	14,061	11,706

Total current assets	216,885	210,467

Property, equipment, land and leasehold improvements, net	699,822	674,952

Restricted cash	19,717	19,363
Equipment lease receivables	37,511	38,834
Investment in unconsolidated business	204,159	211,606
Goodwill	775,684	770,108
Intangible assets, net	864,312	857,345
Deferred costs on acquisitions	-	278
Deferred financing costs, net of accumulated amortization	26,532	28,040
Other	2,261	2,036

Total assets	$2,846,883	$2,813,029

Liabilities and members' equity
Current liabilities:
Due to manager - related party	$4,575	$5,737
Accounts payable	70,753	59,303
Accrued expenses	29,096	31,184
Current portion of notes payable and capital leases	3,437	5,094
Current portion of long-term debt	6,426	162
Fair value of derivative instruments	27,095	14,224
Customer deposits	9,248	9,481
Other	8,370	8,330

Total current liabilities	159,000	133,515

Notes payable and capital leases, net of current portion	2,923	2,964
Long-term debt, net of current portion	1,497,550	1,426,494
Deferred income taxes	204,832	202,683
Fair value of derivative instruments	25,263	42,832
Other	31,926	30,817

Total liabilities	1,921,494	1,839,305

Minority interests	6,473	7,172

Commitments and contingencies	-	-

Members’ equity:
LLC interests, no par value; 500,000,000 authorized; 44,948,694 LLC interests issued and outstanding at June 30, 2008 and 44,938,380 LLC interests
issued and outstanding at December 31, 2007	994,938	1,052,062
Accumulated other comprehensive loss	(29,913)	(33,055)
Accumulated deficit	(46,109)	(52,455)

Total members’ equity	918,916	966,552

Total liabilities and members’ equity	$2,846,883	$2,813,029

MACQUARIE INFRASTRUCTURE COMPANY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
($ in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Revenue
Revenue from product sales	$166,834	$91,989	$326,159	$180,346
Revenue from product sales - utility	31,858	22,820	61,257	45,111
Service revenue	86,672	61,161	175,457	118,247
Financing and equipment lease income	1,179	1,235	2,373	2,483

Total revenue	286,543	177,205	565,246	346,187

Costs and expenses
Cost of product sales	119,501	57,692	228,018	111,374
Cost of product sales - utility	26,679	17,429	51,014	34,231
Cost of services	32,289	26,323	65,545	49,665
Selling, general and administrative	61,645	38,564	125,502	77,542
Fees to manager - related party	4,509	48,964	9,135	54,525
Depreciation	6,315	4,162	13,038	8,053
Amortization of intangibles	10,904	7,004	21,643	13,932

Total operating expenses	261,842	200,138	513,895	349,322

Operating income (loss)	24,701	(22,933)	51,351	(3,135)

Other income (expense)
Interest income	297	1,465	770	2,924
Interest expense	(25,676)	(17,705)	(51,502)	(35,271)
Equity in earnings (losses) and amortization
charges of investee	8,641	(1,145)	6,552	2,320
(Loss) gain on derivative instruments	(581)	1,138	(886)	661
Other income (expense), net	463	272	655	(644)
Net income (loss) before income taxes and
minority interests	7,845	(38,908)	6,940	(33,145)
(Provision) benefit for income taxes	364	13,833	(1,000)	15,878

Net income (loss) before minority interests	8,209	(25,075)	5,940	(17,267)

Minority interests	(129)	(28)	(408)	(97)

Net income (loss)	$8,338	$(25,047)	$6,348	$(17,170)

Basic earnings (loss) per share:	$0.19	$(0.67)	$0.14	$(0.46)
Weighted average number of shares
outstanding: basic	44,941,440	37,562,165	44,939,910	37,562,165
Diluted earnings (loss) per share:	$0.19	$(0.67)	$0.14	$(0.46)
Weighted average number of shares
outstanding: diluted	44,954,123	37,562,165	44,951,408	37,562,165
Cash distributions declared per share	$0.645	$0.59	$1.28	$1.16

MACQUARIE INFRASTRUCTURE COMPANY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
($ in thousands)

	Six Months Ended
	June 30, 2008	June 30, 2007
Operating activities
Net income (loss)	$6,348	$(17,170)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property and equipment	18,549	13,029
Amortization of intangible assets	21,643	13,932
Equity in earnings and amortization charges of investee	(6,552)	(2,320)
Equity distributions from investee	6,552	2,320
Amortization of debt financing costs	3,350	2,883
Non-cash derivative loss (gain), net of non-cash interest expense	1,045	(2,500)
Performance fees settled in LLC interests	-	43,962
Equipment lease receivable, net	1,113	1,381
Deferred rent	1,071	1,264
Deferred taxes	(278)	(16,858)
Other non-cash expenses, net	179	1,118
Non-operating losses relating to foreign investments	-	2,799
Changes in other assets and liabilities, net of acquisitions:
Restricted cash	(266)	(74)
Accounts receivable	(9,661)	(7,013)
Inventories	(3,222)	409
Prepaid expenses and other current assets	3,320	3,963
Due to manager - related party	(1,161)	1,624
Accounts payable and accrued expenses	7,057	6,486
Income taxes payable	(850)	1,977
Other, net	353	1,326
Net cash provided by operating activities	48,590	52,538

Investing activities
Acquisitions of businesses and investments, net of cash acquired	(41,914)	(86,900)
Costs of dispositions	-	(322)
Proceeds from sale of equity investment	-	84,977
Settlements of non-hedging derivative instruments	-	(1,965)
Purchases of property, equipment, land and leasehold improvements	(39,975)	(18,246)
Return of investment in unconsolidated business	7,447	11,680
Other	229	-
Net cash used in investing activities	(74,213)	(10,776)

Financing activities
Proceeds from long-term debt	5,000	34,500
Proceeds from line of credit facilities	70,650	7,130
Offering and equity raise costs paid	(65)	-
Distributions paid to holders of LLC interests	(57,528)	(43,572)
Distributions paid to minority shareholders	(292)	(408)
Payment of long-term debt	(80)	(77)
Debt financing costs paid	(1,846)	(687)
Change in restricted cash	(354)	(1,886)
Payment of notes and capital lease obligations	(875)	(1,149)
Net cash provided by (used in) financing activities	14,610	(6,149)

Effect of exchange rate changes on cash	-	(1)

Net change in cash and cash equivalents	(11,013)	35,612

Cash and cash equivalents, beginning of period	57,473	37,388

Cash and cash equivalents, end of period	$46,460	$73,000

Supplemental disclosures of cash flow information:
Non-cash investing and financing activities:

Accrued acquisition and equity offering costs	$-	$2,757

Accrued purchases of property and equipment	$872	$2,620

Acquisition of equipment through capital leases	$490	$30

Issuance of LLC interests to independent directors	$450	$-

Taxes paid	$2,237	$1,886

Interest paid	$48,572	$33,016

MACQUARIE INFRASTRUCTURE COMPANY LLC

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA
($ in thousands)
	Quarter Ended June 30,		Change Favorable/(Unfavorable)		Six Months Ended June 30,		Change Favorable/(Unfavorable)
	2008	2007	$	%	2008	2007	$	%

Net income (loss)	$8,338	$(25,047)			$6,348	$(17,170)
Interest expense, net	25,379	16,240			50,732	32,347
Provision (benefit) for income taxes	(364)	(13,833)			1,000	(15,878)
Depreciation (1)	6,315	4,162			13,038	8,053
Depreciation - cost of services (1)	2,765	2,510			5,511	4,976
Amortization (2)	10,904	7,004			21,643	13,932
EBITDA	$53,337	$(8,964)	62,301	NM	$98,272	$26,260	72,012	NM

NM - Not meaningful

(1) Depreciation - cost of services includes depreciation expense for our district energy business and airport parking business, which are reported in cost of services in our consolidated statements of operations. Depreciation and Depreciation - cost of services does not include step-up depreciation expense of $1.7 million for each quarter in connection with our investment in IMTT, which is reported in equity in earnings (losses) and amortization charges of investee in our statements of operations.

(2) Amortization does not include step-up amortization expense of $283,000 for each quarter related to intangible assets in connection with our investment in IMTT, which is reported in equity in earnings (losses) and amortization charges of investee in our statements of operations.

MACQUARIE INFRASTRUCTURE COMPANY LLC

RECONCILIATION OF SEGMENT NET INCOME (LOSS) TO EBITDA AND
SEGMENT REVENUE TO CONTRIBUTION MARGIN

Airport Services - Existing Locations

($ in thousands) (unaudited)

	Q2 2008	Q2 2007	QTD Change Favorable/(Unfavorable)		YTD 2008	YTD 2007	YTD Change Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%

Revenue
Fuel revenue	91,314	73,689	17,625	23.9	176,300	143,536	32,764	22.8
Non-fuel revenue	31,063	28,787	2,276	7.9	66,628	60,000	6,628	11.0
Total revenue	122,377	102,476	19,901	19.4	242,928	203,536	39,392	19.4

Cost of revenue
Cost of revenue — fuel	65,104	44,338	(20,766)	(46.8)	121,885	84,916	(36,969)	(43.5)
Cost of revenue — non-fuel	2,565	2,672	107	4.0	7,168	6,093	(1,075)	(17.6)
Total cost of revenue	67,669	47,010	(20,659)	(43.9)	129,053	91,009	(38,044)	(41.8)

Fuel gross profit	26,210	29,351	(3,141)	(10.7)	54,415	58,620	(4,205)	(7.2)
Non-fuel gross profit	28,498	26,115	2,383	9.1	59,460	53,907	5,553	10.3
Gross profit	54,708	55,466	(758)	(1.4)	113,875	112,527	1,348	1.2

Selling, general and administrative expenses	30,004	29,195	(809)	(2.8)	61,341	59,730	(1,611)	(2.7)
Depreciation and amortization	8,288	8,454	166	2.0	16,276	16,417	141	0.9
Operating income	16,416	17,817	(1,401)	(7.9)	36,258	36,380	(122)	(0.3)

Interest expense, net	(8,409)	(8,268)	(141)	1.7	(17,004)	(16,529)	(475)	(2.9)
Other income (expense)	283	(37)	320	NM	254	(60)	314	NM
Unrealized (losses) gains on derivative instruments	(237)	872	(1,109)	(127.2)	(469)	(77)	(392)	NM
Income tax provision	(3,245)	(4,116)	871	21.2	(7,672)	(7,815)	143	1.8
Net income (1)	4,808	6,268	(1,460)	(23.3)	11,367	11,899	(532)	(4.5)

Reconciliation of net income to EBITDA:
Net income (1)	4,808	6,268			11,367	11,899
Interest expense, net	8,409	8,268			17,004	16,529
Income tax provision	3,245	4,116			7,672	7,815
Depreciation and amortization	8,288	8,454			16,276	16,417
EBITDA	24,750	27,106	(2,356)	(8.7)	52,319	52,660	(341)	(0.6)

NM - Not meaningful

(1) Corporate allocation expense, and the federal tax effect, have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

Airport Services - All Locations

($ in thousands) (unaudited)

	Q2 2008	Q2 2007	QTD Change Favorable/(Unfavorable)		YTD 2008	YTD 2007	YTD Change Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%

Revenue
Fuel revenue	143,111	73,689	69,422	94.2	279,477	143,536	135,941	94.7
Non-fuel revenue	55,634	28,787	26,847	93.3	118,218	60,000	58,218	97.0
Total revenue	198,745	102,476	96,269	93.9	397,695	203,536	194,159	95.4

Cost of revenue
Cost of revenue — fuel	101,914	44,338	(57,576)	(129.9)	193,796	84,916	(108,880)	(128.2)
Cost of revenue — non-fuel	8,868	2,672	(6,196)	NM	20,668	6,093	(14,575)	NM
Total cost of revenue	110,782	47,010	(63,772)	(135.7)	214,464	91,009	(123,455)	(135.7)

Fuel gross profit	41,197	29,351	11,846	40.4	85,681	58,620	27,061	46.2
Non-fuel gross profit	46,766	26,115	20,651	79.1	97,550	53,907	43,643	81.0
Gross profit	87,963	55,466	32,497	58.6	183,231	112,527	70,704	62.8

Selling, general and administrative expenses	52,308	29,195	(23,113)	(79.2)	106,933	59,730	(47,203)	(79.0)
Depreciation and amortization	14,487	8,454	(6,033)	(71.4)	29,124	16,417	(12,707)	(77.4)
Operating income	21,168	17,817	3,351	18.8	47,174	36,380	10,794	29.7

Interest expense, net	(15,443)	(8,268)	(7,175)	(86.8)	(31,281)	(16,529)	(14,752)	(89.2)
Other income (expense)	326	(37)	363	NM	310	(60)	370	NM
Unrealized (losses) gains on derivative instruments	(356)	872	(1,228)	(140.8)	(555)	(77)	(478)	NM
Income tax provision	(2,295)	(4,116)	1,821	44.2	(6,306)	(7,815)	1,509	19.3
Net income (1)	3,400	6,268	(2,868)	(45.8)	9,342	11,899	(2,557)	(21.5)

Reconciliation of net income to EBITDA:
Net income (1)	3,400	6,268			9,342	11,899
Interest expense, net	15,443	8,268			31,281	16,529
Income tax provision	2,295	4,116			6,306	7,815
Depreciation and amortization	14,487	8,454			29,124	16,417
EBITDA	35,625	27,106	8,519	31.4	76,053	52,660	23,393	44.4

NM - Not meaningful

(1) Corporate allocation expense, and the federal tax effect, have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

Bulk Liquid Storage Terminals

($ in thousands) (unaudited)

	Q2 2008	Q2 2007	QTD Change Favorable/(Unfavorable)		YTD 2008	YTD 2007	YTD Change Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%

Revenue
Terminal revenue	72,899	59,026	13,873	23.5	147,123	120,902	26,221	21.7
Environmental response revenue	5,331	4,165	1,166	28.0	9,501	12,705	(3,204)	(25.2)
Total revenue	78,230	63,191	15,039	23.8	156,624	133,607	23,017	17.2

Costs and expenses
Terminal operating costs	39,443	33,425	(6,018)	(18.0)	77,985	66,415	(11,570)	(17.4)
Environmental response operating costs	4,166	3,193	(973)	(30.5)	7,895	10,079	2,184	21.7
Total operating costs	43,609	36,618	(6,991)	(19.1)	85,880	76,494	(9,386)	(12.3)

Terminal gross profit	33,456	25,601	7,855	30.7	69,138	54,487	14,651	26.9
Environmental response gross profit	1,165	972	193	19.9	1,606	2,626	(1,020)	(38.8)
Gross profit	34,621	26,573	8,048	30.3	70,744	57,113	13,631	23.9

General and administrative expenses	6,365	6,098	(267)	(4.4)	13,195	11,667	(1,528)	(13.1)
Depreciation and amortization	10,323	9,040	(1,283)	(14.2)	20,657	17,562	(3,095)	(17.6)
Operating income	17,933	11,435	6,498	56.8	36,892	27,884	9,008	32.3

Interest expense, net	(5,173)	(3,961)	(1,212)	(30.6)	(9,892)	(7,368)	(2,524)	(34.3)
Loss on extinguishment of debt	-	(12,569)	12,569	NM	-	(12,569)	12,569	NM
Other income	1,194	755	439	58.1	1,751	3,928	(2,177)	(55.4)
Unrealized gains on derivative instruments	18,010	4,669	13,341	NM	290	4,427	(4,137)	(93.4)
Provision for income taxes	(12,418)	(305)	(12,113)	NM	(11,462)	(6,728)	(4,734)	(70.4)
Minority interest	102	52	50	96.2	257	25	232	NM
Net income	19,648	76	19,572	NM	17,836	9,599	8,237	85.8

Reconciliation of net income to EBITDA:
Net income	19,648	76			17,836	9,599
Interest expense, net	5,173	3,961			9,892	7,368
Provision for income taxes	12,418	305			11,462	6,728
Depreciation and amortization	10,323	9,040			20,657	17,562
EBITDA	47,562	13,382	34,180	NM	59,847	41,257	18,590	45.1

NM - Not meaningful

Gas Production and Distribution

($ in thousands) (unaudited)

	Q2 2008	Q2 2007	QTD Change Favorable/(Unfavorable)		YTD 2008	YTD 2007	YTD Change Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%

Contribution margin
Revenue — utility	31,858	22,820	9,038	39.6	61,257	45,111	16,146	35.8
Cost of revenue — utility	24,078	15,008	(9,070)	(60.4)	45,802	29,599	(16,203)	(54.7)
Contribution margin — utility	7,780	7,812	(32)	(0.4)	15,455	15,512	(57)	(0.4)

Revenue — non-utility	23,723	18,300	5,423	29.6	46,682	36,810	9,872	26.8
Cost of revenue — non-utility	15,344	10,994	(4,350)	(39.6)	29,768	21,805	(7,963)	(36.5)
Contribution margin — non-utility	8,379	7,306	1,073	14.7	16,914	15,005	1,909	12.7

Total contribution margin	16,159	15,118	1,041	6.9	32,369	30,517	1,852	6.1

Production	1,295	1,211	(84)	(6.9)	2,512	2,332	(180)	(7.7)
Transmission and distribution	3,548	3,570	22	0.6	7,153	6,953	(200)	(2.9)
Selling, general and administrative expenses	4,423	4,030	(393)	(9.8)	8,836	8,110	(726)	(9.0)
Depreciation and amortization	1,664	1,666	2	0.1	3,332	3,397	65	1.9
Operating income	5,229	4,641	588	12.7	10,536	9,725	811	8.3

Interest expense, net	(2,360)	(2,287)	(73)	(3.2)	(4,671)	(4,532)	(139)	(3.1)
Other income (expense)	101	19	82	NM	172	(34)	206	NM
Unrealized (losses) gains on derivative instruments	(129)	68	(197)	NM	(150)	(199)	49	24.6
Income tax provision	(1,113)	(956)	(157)	(16.4)	(2,305)	(1,942)	(363)	(18.7)
Net income (1)	1,728	1,485	243	16.4	3,582	3,018	564	18.7

Reconciliation of net income to EBITDA:
Net income (1)	1,728	1,485			3,582	3,018
Interest expense, net	2,360	2,287			4,671	4,532
Income tax provision	1,113	956			2,305	1,942
Depreciation and amortization	1,664	1,666			3,332	3,397
EBITDA	6,865	6,394	471	7.4	13,890	12,889	1,001	7.8

NM - Not meaningful

(1) Corporate allocation expense, and the federal tax effect, have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

District Energy

($ in thousands) (unaudited)

	Q2 2008	Q22007	QTD Change Favorable/(Unfavorable)		YTD 2008	YTD 2007	YTD Change Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%

Cooling capacity revenue	4,828	4,738	90	1.9	9,634	9,289	345	3.7
Cooling consumption revenue	6,073	6,800	(727)	(10.7)	7,841	8,662	(821)	(9.5)
Other revenue	717	768	(51)	(6.6)	1,449	1,417	32	2.3
Finance lease revenue	1,179	1,235	(56)	(4.5)	2,373	2,483	(110)	(4.4)
Total revenue	12,797	13,541	(744)	(5.5)	21,297	21,851	(554)	(2.5)
Direct expenses — electricity	3,826	4,301	475	11.0	5,002	5,784	782	13.5
Direct expenses — other (1)	4,250	4,727	477	10.1	8,953	8,876	(77)	(0.9)
Direct expenses — total	8,076	9,028	952	10.5	13,955	14,660	705	4.8
Gross profit	4,721	4,513	208	4.6	7,342	7,191	151	2.1
Selling, general and administrative expenses	766	822	56	6.8	1,758	1,590	(168)	(10.6)
Amortization of intangibles	341	341	-	-	682	678	(4)	(0.6)
Operating income	3,614	3,350	264	7.9	4,902	4,923	(21)	(0.4)
Interest expense, net	(2,608)	(2,172)	(436)	(20.1)	(5,152)	(4,259)	(893)	(21.0)
Other income	46	120	(74)	(61.7)	110	194	(84)	(43.3)
Unrealized gains on derivative instruments	48	-	48	NM	18	-	18	NM
Income tax (provision) benefit	(247)	(431)	184	42.7	107	(218)	325	149.1
Minority interest	(145)	(140)	(5)	(3.6)	(290)	(272)	(18)	(6.6)
Net income (loss) (2)	708	727	(19)	(2.6)	(305)	368	(673)	(182.9)

Reconciliation of net income (loss) to EBITDA:
Net income (loss) (2)	708	727			(305)	368
Interest expense, net	2,608	2,172			5,152	4,259
Income tax provision (benefit)	247	431			(107)	218
Depreciation	1,476	1,440			2,952	2,871
Amortization of intangibles	341	341			682	678
EBITDA	5,380	5,111	269	5.3	8,374	8,394	(20)	(0.2)

NM - Not meaningful

(1) Includes depreciation expense.
(2) Corporate allocation expense, and the federal tax effect, have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

Airport Parking

($ in thousands) (unaudited)

	Q2 2008	Q2 2007	QTD Change Favorable/(Unfavorable)		YTD 2008	YTD 2007	YTD Change Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%

Revenue	19,420	20,068	(648)	(3.2)	38,315	38,879	(564)	(1.5)
Direct expenses (1)	15,344	14,623	(721)	(4.9)	30,921	28,912	(2,009)	(6.9)
Gross profit	4,076	5,445	(1,369)	(25.1)	7,394	9,967	(2,573)	(25.8)
Selling, general and administrative expenses	2,912	2,780	(132)	(4.7)	5,606	4,393	(1,213)	(27.6)
Amortization of intangibles	727	705	(22)	(3.1)	1,543	1,493	(50)	(3.3)
Operating income	437	1,960	(1,523)	(77.7)	245	4,081	(3,836)	(94.0)
Interest expense, net	(3,749)	(4,021)	272	6.8	(7,636)	(7,987)	351	4.4
Other (expense) income	(11)	158	(169)	(107.0)	61	148	(87)	(58.8)
Unrealized gains on derivative instruments	81	179	(98)	(54.7)	158	109	49	45.0
Income tax benefit	1,270	689	581	84.3	2,771	1,452	1,319	90.8
Minority interest	273	168	105	62.5	697	369	328	88.9
Net loss (2)	(1,699)	(867)	(832)	(96.0)	(3,704)	(1,828)	(1,876)	(102.6)

Reconciliation of net loss to EBITDA:
Net loss (2)	(1,699)	(867)			(3,704)	(1,828)
Interest expense, net	3,749	4,021			7,636	7,987
Income tax benefit	(1,270)	(689)			(2,771)	(1,452)
Depreciation	1,289	1,070			2,559	2,105
Amortization of intangibles	727	705			1,543	1,493
EBITDA	2,796	4,240	(1,444)	(34.1)	5,263	8,305	(3,042)	(36.6)

(1) Includes depreciation expense.
(2) Corporate allocation expense and other intercompany fees, and the federal tax effect, have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.